United States
Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2005

Langer, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12991	11-2239561
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

450 Commack Road, Deer Park, New York		11729-4510
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item    1.02           Termination of a Material Definitive Agreement.

As previously disclosed by Langer, Inc. (the “Company”), on September 8, 2005, the Company’s Board of Directors decided not to extend the employment of Andrew H. Meyers, the Company’s President and Chief Executive Officer.  Consequently, the Executive Employment Agreement between the Company and Mr. Meyers, dated as of February 13, 2001 and as further amended by letter agreements dated January 30, 2004, March 30, 2004, May 28, 2004, August 31, 2004, October 28, 2004 and November 12, 2004 (the “Employment Agreement”) will expire in accordance with its terms on December 31, 2005.

On November 23, 2005, Mr. Meyers provided written notice to the Company that he is terminating the Employment Agreement for good reason due to the Company’s failure to renew such agreement and the alleged material diminution of his responsibilities.  Mr. Meyers indicated in such notice that his employment will terminate effective as of December 31, 2005, the same day the Employment Agreement was originally set to expire in accordance with its terms.

In the event the Employment Agreement is deemed to have been properly terminated for good reason, the Company may be obligated to pay Mr. Meyers (i) the aggregate sum of $300,000 over a period of one year in accordance with the Company’s payroll practices, (ii) any accrued and unpaid bonuses to which he may be eligible based upon achievement of performance criteria approved by the Compensation Committe of the Board of Directors, and (iii) for 18 months after the termination of the Employment Agreement, for all welfare benefits plans and programs in which Mr. Meyers participated immediately before the termination of the Employment Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 30, 2005	Langer, Inc.

	By:	/s/ Joseph P. Ciavarella
Joseph P. Ciavarella, Vice President and Chief Financial Officer